Contact: Jon Anderson, Actel Corporation (650) 318-4445

For Release: January 31, 2006 @ 1:30 P.M. PT

ACTEL ANNOUNCES FOURTH QUARTER 2005 FINANCIAL RESULTS

Mountain View, Calif. – Actel Corporation (NASDAQ: ACTL) today announced net revenues of $43.7 million for the fourth quarter of 2005, up 9 percent from the fourth quarter of 2004 and down 6 percent from the third quarter of 2005. For the full fiscal year, net revenues were $179.4 million, up 8 percent from fiscal 2004.

Non-GAAP net income, which excludes amortization of acquisition-related intangibles and other costs, was $1.4 million for the fourth quarter of 2005 compared with $0.6 million for the fourth quarter of 2004 and $2.8 million for the third quarter of 2005. Non-GAAP earnings were $0.06 per diluted share for the fourth quarter of 2005 compared with $0.03 for the fourth quarter of 2004 and $0.11 for the third quarter of 2005. Non-GAAP net income was $8.9 million, or $0.35 per diluted share, for the 2005 fiscal year compared with $8.2 million, or $0.31 per diluted share, for the 2004 fiscal year.

Including all amortization and other costs in accordance with generally accepted accounting principles (GAAP), Actel reported net income of $1.2 million, or $0.05 per diluted share, for the fourth quarter of 2005 compared with a net loss of $3.2 million, or ($0.12) per share, for the fourth quarter of 2004 and net income of $2.2 million, or $0.09 per diluted share, for the third quarter of 2005. Net income in accordance with GAAP was $7.0 million, or $0.28 per diluted share, for the 2005 fiscal year compared with $2.4 million, or $0.09 per diluted share, for the 2004 fiscal year.

Gross margin was 59.1 percent for the fourth quarter of 2005 compared with 48.2 percent for the fourth quarter of 2004 and 59.0 percent for the third quarter of 2005. Gross margin was 59.1 percent for the 2005 fiscal year compared with 57.4 percent for the 2004 fiscal year.

During the fourth quarter, the company announced the immediate availability of the Actel Fusion™ Programmable System Chip (PSC), the world’s first mixed-signal field programmable gate array (FPGA) family. By integrating mixed-signal analog, flash memory, and FPGA fabric in a monolithic PSC, the Actel Fusion devices bring the benefits of programmable logic to many application areas (including power management, smart battery charging, clock generation and management, and motor control) that until now have only been served by either discrete analog components or mixed-signal ASIC solutions. In addition, the company announced the availability of the industry’s first fully qualified MIL-STD 883B flash-based FPGAs. Actel’s reprogrammable, nonvolatile ProASICPLUS FPGAs passed extensive testing at extreme conditions to achieve compliance with MIL-STD 883 Class B and qualify for use in high-reliability defense applications.

Business Outlook – First Quarter 2006

The company believes that first quarter revenues will increase sequentially in the 2 percent to 5 percent range. Gross margin is expected to be about 58 percent. Operating expenses are anticipated to come in at approximately $29.8 million, which includes an estimated $3.3 million of stock-based compensation expense. Other income is expected to be about $1.2 million. The tax provision for the quarter is expected to be approximately $1.0 – 1.2 million. Outstanding share count is expected to be about 25.7 million shares; fully diluted share count is expected to be about 26.7 million shares.

A conference call to discuss fourth quarter results will be held Tuesday, January 31, 2006, at 2:00 p.m. Pacific Time. A live web cast and replay of the call will be available. Web cast and replay access information as well as financial and other statistical information can be found on Actel’s web site, www.actel.com. In addition, the company expects to issue a press release providing a financial update in early March, 2006.

Actel Corporation is the leader in single-chip FPGA solutions. The company trades on the NASDAQ National Market under the symbol ACTL and is headquartered at 2061 Stierlin Court, Mountain View, Calif., 94043-4655. For more information about Actel, visit http://www.actel.com. Telephone: 888-99-ACTEL (992-2835).

The statements under the heading “Business Outlook – First Quarter 2006” are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be read with the “Risk Factors” in Actel’s most recent Form 10-Q or 10-K, which can be found on Actel’s web site, www.actel.com. Actel’s quarterly revenues and operating results are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. These and the other Risk Factors make it difficult for Actel to accurately project quarterly revenues and operating results, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel’s stock to decline significantly.

Editor’s Note: The Actel name and logo are registered trademarks of Actel Corporation. All other trademarks and servicemarks are the property of their respective owners.

ACTEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands except per share amounts)

	Three Months Ended			Fiscal Year Ended
	Jan. 1, 2006	Jan. 2, 2005	Oct. 2, 2005	Jan. 1, 2006	Jan. 2, 2005
Net revenues	$43,708	$40,256	$46,378	$179,397	$165,536

Costs and expenses:
Cost of revenues	17,883	20,864	19,033	73,392	70,451
Research and development	12,390	11,160	12,166	48,173	45,360
Selling, general, and administrative	12,348	12,969	12,204	50,056	48,269
Amortization of acquisition-related intangibles	258	663	540	1,908	2,651
Total costs and expenses	42,879	45,656	43,943	173,529	166,731
Income (loss) from operations	829	(5,400)	2,435	5,868	(1,195)
Interest income and other, net	1,199	782	1,019	3,924	2,935
Income (loss) before tax (benefit) provision	2,028	(4,618)	3,454	9,792	1,740
Tax provision (benefit)	874	(1,451)	1,216	2,756	(654)
Net income (loss)	$1,154	$(3,167)	$2,238	$7,036	$2,394

Net income (loss) per share:
Basic	$0.05	$(0.12)	$0.09	$0.28	$0.09
Diluted	$0.05	$(0.12)	$0.09	$0.28	$0.09

Shares used in computing net income (loss) per share:
Basic	25,425	25,368	25,388	25,277	25,584
Diluted	25,577	25,368	25,596	25,556	26,421

ACTEL CORPORATION

NON-GAAP INFORMATION
EXCLUDING ACQUISITION-RELATED AMORTIZATION
AND OTHER ITEMS
(in thousands, except per share amounts)

The following Non-GAAP supplemental information adjusts for the effect of acquisition-related amortization and other non-operating items. Not all acquisition-related amortization charges are deductible for income tax purposes. The tax implications of these items have been included in the determination of Non-GAAP net income. This Non-GAAP information is not prepared in accordance with generally accepted accounting principles (GAAP).

	Three Months Ended			Fiscal Year Ended
	Jan. 1, 2006	Jan. 2, 2005	Jan. 1, 2006	Jan. 2, 2005	Jan. 1, 2006
Non-GAAP operating costs and expenses	$24,738	$24,129	$24,370	$98,229	$93,629
Non-GAAP operating income (loss)	$1,087	$(1,586)	$2,975	$7,776	$4,607
Non-GAAP net income	$1,412	$647	$2,778	$8,944	$8,196
Non-GAAP basic earnings per share	$0.06	$0.03	$0.11	$0.35	$0.32
Non-GAAP diluted earnings per share	$0.06	$0.03	$0.11	$0.35	$0.31

NON-GAAP TO GAAP RECONCILIATION
(unaudited, in thousands)

	Three Months Ended			Fiscal Year Ended
	Jan. 1, 2006	Jan. 2, 2005	Oct. 2, 2005	Jan. 1, 2006	Jan. 2, 2005
Non-GAAP net income	$1,412	$647	$2,778	$8,944	$8,196
Amortization of acquisition-related intangibles	$(258)	$(663)	$(540)	$(1,908)	$(2,651)
RTSX-S testing costs and inventory write-off	—	(3,151)	—	—	(3,151)
GAAP net income (loss)	$1,154	$(3,167)	$2,238	$7,036	$2,394

ACTEL CORPORATION

CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	Jan. 1, 2006	Jan. 2, 2005
ASSETS

Current assets:
Cash and cash equivalents	$24,033	$6,405
Short-term investments	144,283	148,297
Accounts receivable, net	25,831	17,686
Inventories, net	37,372	41,218
Deferred income taxes	21,555	22,230
Prepaid expenses and other current assets	4,245	4,831
Total current assets	257,319	240,667
Property and equipment, net	23,859	22,804
Goodwill, net	32,142	32,142
Other assets, net	23,304	19,677
	$336,624	$315,290
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,503	$11,397
Accrued salaries and employee benefits	4,994	6,776
Other accrued liabilities	6,431	4,364
Deferred income on shipments to distributors	29,238	23,658
Total current liabilities	55,166	46,195
Deferred compensation plan liability	3,667	3,258
Deferred rent liability	1,242	1,044
Long term royalty, net	3,828	—
Total liabilities	63,903	50,497
Shareholders’ equity	272,721	264,793
	$336,624	$315,290